 LOAN AGREEMENT

This Loan Agreement, made and entered into as of the ___ day of May, 2013, between,

PNC BANK, NATIONAL ASSOCIATION, a national banking association with an office at 201 Penn Avenue, Scranton, Pennsylvania 18503 (herein called the “Bank”),

AND

Saker Aviation services, INC., a Nevada corporation with an office at 101 Hangar Road, Avoca, Pennsylvania 18641 (herein called “Saker”),

AND

FBO AIR-WILKES-BARRE, INC., a Pennsylvania corporation with an office at 101 Hangar Road, Avoca, Pennsylvania 18641 (herein called “Wilkes-Barre”),

AND

FBO AIR-GARDEN CITY, INC., a Kansas corporation with an office at 101 Hangar Road, Avoca, Pennsylvania 18641 (herein called “Garden City”),

AND

FIRSTFLIGHT HELIPORTS, LLC., a New York limited liability company with an office at 101 Hangar Road, Avoca, Pennsylvania 18641 (herein called “FirstFlight” and, collectively with Saker, Wilkes-Barre and Garden City, the “Borrowers”)

WITNESSETH:

At the request of the Borrowers, and in accordance with the terms and conditions of this Loan Agreement, the Bank has agreed to provide the following financing to the Borrowers to be utilized by the Borrowers in connection with the business of providing fixed base operation services at various air transportation facilities (collectively, the “Business”):

(a)        a revolving line of credit in the original principal amount of $1,150,000.00 (the “Line of Credit”), the proceeds of which shall be utilized by the Borrowers to payoff the Borrowers’ current line of credit with Bank of America, N. A. (“Bank of America”) and to finance ongoing working capital needs;

(b)        a term loan in the original principal amount of $_____________ (the “Term Loan”), the proceeds of which shall be utilized to refinance certain existing indebtedness of the Borrowers with Bank of America; and

(c)        a non-revolving line of credit in the original principal amount of $2,500,000.00 (the “Acquisition Line of Credit”, and, collectively with the Line of Credit and the Term Loan, the “Loans”), the proceeds of which shall be utilized to pay for a portion of the cost of strategic acquisitions in accordance with the criteria set forth in this Loan Agreement.

This Loan Agreement, executed and delivered by the Bank and the Borrowers at the closing held this date (the “Closing”), supersedes any and all commitments or other understandings, whether oral or written, between the Bank and the Borrowers with respect to the Loans, and all the continuing commitments of the Bank and the obligations of the Borrowers with respect to the Loans are now set forth in this Loan Agreement. The execution and delivery of this Loan Agreement shall also evidence the satisfaction of all prior conditions and requirements of the Bank with respect to the Loans and the delivery of all documents and instruments set forth in the Closing Agenda for the Loans dated the date hereof (the “Closing Agenda”), except such items (if any) that the Bank will permit the Borrowers to produce subsequent to the Closing as indicated in Exhibit A to this Loan Agreement, which items are to be provided within the time periods therein specified.

The Loans and all other sums of every nature and kind at any time due and owing by the Borrowers to the Bank in connection with the Loans, including all sums that the Bank is permitted to advance, expend, charge to, or collect from the Borrowers, including, without limitation, costs and reasonable attorney’s fees, with interest thereon (collectively, the “Obligations”), are evidenced and secured by the documents and instruments identified in this Loan Agreement or otherwise identified in the Closing Agenda (the “Loan Documents”).

Wherefore, in reliance on the Borrowers’ representations and warranties contained in this Loan Agreement, and subject to the continuing compliance by the Borrowers with all covenants, terms, and conditions of this Loan Agreement and the Loan Documents, and to confirm their respective understandings with respect to the same, the parties hereby covenant, acknowledge, and agree as follows:

1.     Incorporation of Recitals and Exhibits. The foregoing recitals, the Closing Agenda, and all Exhibits to this Loan Agreement are hereby incorporated by reference in and made a part of this Loan Agreement.

2.     The Line of Credit. The Line of Credit is evidenced by the Borrowers’ joint and several line of credit note dated the date hereof, and all modifications and renewals thereof, amendments thereto, and substitutions therefor (the “Line of Credit Note”). The terms and conditions of the Line of Credit are as follows:

(a)     Advances and Repayments. During the period commencing on the date of this Loan Agreement and ending on May __, 2014 (or such later date as may be designated by the Bank by written notice from the Bank to the Borrowers) (the “Line of Credit Maturity Date”), and so long as the Borrowers remain in compliance with all covenants, terms and conditions of this Agreement, the Bank will permit the Borrowers to borrow, repay and re-borrow under the Line of Credit sums which shall not exceed $1,150,000.00 in the aggregate amount outstanding at any one time (the “Maximum Amount”). All borrowings at any time outstanding under the Line of Credit shall be evidenced by the Line of Credit Note. The Borrowers shall pay interest to the Bank on the outstanding principal balance of the Line of Credit at the rate determined in accordance with Section 2(c), below, and shall pay the entire principal amount outstanding under the Line of Credit, with accrued and unpaid interest thereon, on the Line of Credit Maturity Date.

(b)     Conditions for Advances. The Bank’s obligation to advance any funds to the Borrower under the Line of Credit is subject to the conditions that (i) no Event of Default, as hereinafter defined, or event which with the passage of time, provision of notice or both would constitute an Event of Default, shall have occurred and be continuing, (ii) each of the Borrowers shall be in compliance with all covenants, terms and conditions of this Loan Agreement and the Loan Documents, and (iii) all of the representations and warranties made by each of the Borrowers in this Loan Agreement and the Loan Documents shall be true and correct as of the date of such advance (except to the extent they relate to a specified date).

Any request for an advance may be made by telephone, written request, e-mail, or telecopy transmission by any of the individuals identified in Exhibit B to this Loan Agreement, as such may be amended by the Borrower from time to time, and shall be deemed to include the Borrowers’ certification that the foregoing conditions have been satisfied. The Borrowers shall indemnify and hold the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) which may arise or be created by the acceptance of such requests or the making of such advances under the Line of Credit. The Bank will enter on its books and records, which entry when made will be presumed correct absent manifest error, the date and amount of each advance, as well as the date and amount of each payment made by the Borrowers.

(c)     Interest Rate.     Interest on the outstanding principal balance of the Line of Credit shall accrue at a rate equal to the Daily Libor-Rate, as defined in the Line of Credit Note, plus two hundred fifty (250) basis points (2.50%), which rate shall fluctuate daily.

(d)     Letters of Credit. The Borrowers may request that the Bank issue Letters of Credit for the account of one or more of them under the Line of Credit (each, a “Letter of Credit”), provided that the aggregate outstanding principal amount of all Letters of Credit does not exceed $250,000.00 at any one time. It is hereby expressly understood and agreed that the Maximum Amount of the Line of Credit, as set forth above, shall be reduced by an amount equal to the aggregate amount of all outstanding Letters of Credit issued by the Bank from time to time on behalf of the Borrowers, and that each payment by the Bank under a Letter of Credit shall constitute an advance of proceeds under the Line of Credit and shall be evidenced by, and repaid in accordance with, the Line of Credit Note. The issuance of any such Letters of Credit shall be in accordance with the Bank’s standard practices, procedures and documentation, including the execution of the appropriate Letter of Credit Application (the “LC Application”) in form and substance reasonably acceptable to the Bank. In addition, the Borrowers shall pay the issuance and other fees and charges in connection with the issuance of any such Letters of Credit as set forth in the schedule of fees which accompanies the LC Application and shall pay to the Bank an annual fee payable quarterly in arrears equal to two percent (2.00%) of the principal amount of all Letters of Credit then issued and outstanding.

3.     The Term Loan. The Term Loan shall be in the original principal amount of $______________, and is evidenced by the Borrowers’ joint and several term note dated the date hereof, and all modifications and renewals thereof, amendments thereto, and substitutions therefore (the “Term Note”). The terms and conditions of the Term Loan are as follows:

(a)     Term. The Term Loan shall have a term of thirty-five (35) months (the “Term”).

(b)     Interest Rate. Interest on the outstanding principal amount of the Term Loan shall accrue at a rate equal to the one-month Libor-Rate, as defined in the Term Note, plus two hundred seventy-five (275) basis points (2.75%), which rate shall stay in effect for the applicable one-month period (a “Libor-Rate Period”). At the end of the then current Libor-Rate Period, the Term Loan interest rate shall automatically renew and shall continue to renew thereafter for the same Libor-Rate Period at the then current Libor-Rate as of the beginning of each succeeding Libor-Rate Period, plus two hundred seventy-five (275) basis points.

(c)     Terms of Repayment. The outstanding principal balance of the Term Loan, with interest thereon, shall be repaid as follows:

(i) Commencing on June __, 2013, and continuing on the same day of each month thereafter until March __, 2016, the Borrowers shall make thirty-four (34) consecutive monthly payments of principal to the Bank in the amount of $__________ each, plus interest thereon at the rate provided in Section 3(b), above; and

(ii) On April __, 2016, the Borrowers shall make a final payment to the Bank equal to the then remaining unpaid principal balance of the Term Loan, plus interest thereon at the rate provided in Section 3(b), above.

4.     The Acquisition Line of Credit. The Borrowers may obtain advances under the Acquisition Line of Credit, on a non-revolving basis, to finance a portion of the cost of the acquisition (each, a “Permitted Acquisition”) by one or more of the Borrowers of one or more other entities (each, a “Target Company”) up to the aggregate amount of $2,500,000.00, subject to the terms and conditions set forth below. The Acquisition Line of Credit shall be evidenced by the Borrowers’ joint and several convertible line of credit note dated the date hereof and any substitution or replacement therefor, renewal or modification thereof, or amendment thereto (the “Convertible Line of Credit Note”, and, collectively with the Line of Credit Note and the Term Note, the “Notes”). The terms and conditions of the Acquisition Line of Credit are as follows:

(a)   Advance of Proceeds. During the period commencing on the date of this Loan Agreement and continuing until the earlier of (i) May __, 2014, (ii) the date that the entire principal amount of the Acquisition Line of Credit has been advanced to the Borrowers, or (iii) the date the Bank receives written notice from one of the individuals identified in Exhibit B that the Borrowers do not intend to request any additional advances under the Acquisition Line of Credit and desire that the outstanding principal balance of the Acquisition Line of Credit begin amortizing (such earlier date being the “Conversion Date”), the Borrowers may obtain advances under the Acquisition Line of Credit for Permitted Acquisitions, provided that, in connection with such Permitted Acquisition and at the time of each such advance:

(i) no Event of Default, as hereinafter defined, or event which with the passage of time, provision of notice or both would constitute an Event of Default, shall have occurred and be continuing;

(ii) the Borrowers shall be in compliance with all covenants, terms and conditions of this Loan Agreement and the Loan Documents;

(iii) all of the representations and warranties made by the Borrowers in the Loan Agreement and the Loan Documents shall be true and correct as of the date of such advance (except to the extent they relate to a specific date);

(iv)     the Permitted Acquisition shall be non-hostile in nature;

(v) the Target Company shall have a positive historical “EBITDA”, as defined in Section 12 of this Loan Agreement;

(vi) after giving effect to the Permitted Acquisition, the Borrowers shall, on a pro-forma basis, remain in compliance with the Financial Covenants set forth in Section 12 of this Loan Agreement;

(vii) the Bank shall have received and be satisfied, in its sole discretion, with its review of (A) the purchase agreement for the Permitted Acquisition, (B) the historical and current financial statements of the Target Company, and (C) the “opening day” balance sheet and combined projected income statement for the Borrowers and the Target Company;

(viii) the amount advanced by the Bank for any Permitted Acquisition shall not exceed seventy percent (70%) of the cost of such Permitted Acquisition; and

(ix) the aggregate amount advanced by the Bank under this Section 4, shall not exceed $2,500,000.00.

(b)     Interest Rate. Interest on the outstanding principal amount of the Acquisition Line of Credit shall accrue at a rate equal to the one-month Libor-Rate, as defined in the Convertible Line of Credit Note, plus two hundred seventy-five (275) basis points (2.75%), which rate shall stay in effect for a Libor-Rate Period of one-month. At the end of the then current Libor-Rate Period, the Acquisition Line of Credit interest rate shall automatically renew and shall continue to renew thereafter for the same Libor-Rate Period at the then current Libor-Rate as of the beginning of each succeeding Libor-Rate Period, plus two hundred seventy-five (275) basis points.

(c)     Terms of Repayment. The outstanding principal balance of the Acquisition Line of Credit, with interest thereon, shall be repaid as follows:

(i)     Commencing on June __, 2013, and continuing on the 15th day of each month thereafter until the Conversion Date, the Borrowers shall make monthly payments of accrued and unpaid interest only as billed by the Bank on the outstanding principal amount of the Acquisition Line of Credit at the rate of interest set forth in Section 4(b), above;

(ii)   Commencing on the date which is thirty (30) days following the Conversion Date, and continuing on the same day of each month thereafter, the Borrowers shall make equal payments of principal in the amount which shall be determined by dividing the outstanding principal amount of the Acquisition Line of Credit as of the Conversion Date by the number of months selected by the Borrowers, not to exceed sixty (60) months (the “Term Out Period”), plus accrued and unpaid interest at the rate determined in accordance with Section 4(b), above; and

(iii)  On the same day of the last month of the Term Out Period, the Borrowers shall make a final payment to the Bank equal to the then remaining unpaid principal balance of the Acquisition Line of Credit, plus accrued and unpaid interest at the rate determined in accordance with Section 4(b), above.

(d)     Unused Commitment Fee. In addition to all other payments due and owing from the Borrowers to the Bank with respect to the Acquisition Line of Credit, the Borrowers shall pay to the Bank a fee equal to one and one-half percent (1.50%) of the amount by which $2,500,000.00 exceeds the average actual outstanding principal amount of the Acquisition Line of Credit during the Fiscal Quarter measured, which amount shall be paid by the Borrowers to the Bank within thirty (30) days after notice from the Bank of the amount due, and which amount shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

(e)     Mandatory Prepayments. In addition to all other payments due and owing from the Borrowers to the Bank with respect to the Acquisition Line of Credit, the Borrowers shall pay to the Bank, on an annual basis until all Obligations with respect to the Acquisition Line of Credit are repaid in full, the amount equal to fifty percent (50%) of the Borrowers’ “Excess Cash Flow” for the previous Fiscal Year, which amount shall be due within thirty (30) days of notice from the Bank to the Borrowers of the Bank’s determination of the amount due from the Borrowers, following the Bank’s receipt of the Borrowers’ annual financial statements for such Fiscal Year, as required under Section 10(h) of this Loan Agreement. Such payments shall be applied to the outstanding principal balance of the Acquisition Line of Credit in inverse order of maturities, without premium or penalty, except for any “Break Funding Indemnification” as may be due under Section 7 of the Convertible Line of Credit Note, in the event such payment is made other than at the end of the then applicable Libor-Rate Period. For purposes of this calculation, “Excess Cash Flow” means “EBITDA”, as defined in Section 12 of this Loan Agreement, less the sum of interest paid, current maturities, taxes paid, distribution and dividends made for the payment of tax liabilities, unfunded capital expenditures and changes in “Working Capital”, and, “Working Capital” means current assets, minus cash, minus current liabilities. All other terms used in this Section 4(d) that are not specifically defined herein or in Section 12 of this Loan Agreement shall have the meanings commonly ascribed to them under Generally Accepted Accounting Principles (“GAAP”).

(f)     Interest Rate Protection. The Borrowers shall enter into and maintain an interest rate protection agreement (the “Hedge Agreement”) for at least fifty percent (50.00%) of the outstanding principal balance of the Acquisition Line of Credit as of the Conversion Date, which conforms to ISDA standards and has terms and is with a counterparty satisfactory to the Bank, enabling the Borrowers to protect themselves against fluctuations in interest rates. If the Bank is the counterparty to the Hedge Agreement, all obligations of the Borrowers to the Bank arising pursuant thereto shall be secured by the Collateral described in Section 6 of this Loan Agreement. If the Bank is not the counterparty, such Hedge Agreement shall be unsecured.

5.     Origination Fee.     In consideration of the Bank’s agreement to extend the Loans to the Borrowers, the Borrowers shall pay to the Bank an Origination Fee in the amount of $19,750.00, $5,000.00 of which was paid to the Bank on March 26, 2013, and $14,750.00 of which shall be paid to the Bank at Closing. No portion of the Origination Fee shall be refundable.

6.     Collateral Security.

(a)     The obligation of the Borrowers to repay the Obligations is secured, except as provided in Section 6(b), below, by a perfected first lien upon and security interest in all of the assets of each of the Borrowers, including the following, all whether now owned or hereafter acquired or arising and wherever located: (i) accounts (including credit card receivables); (ii) deposit accounts; (iii) instruments (including promissory notes); (iv) documents (including warehouse receipts); (v) chattel paper (including electronic chattel paper and tangible chattel paper); (vi)inventory and goods of every nature, including stock-in-trade and goods on consignment; (vii) equipment, vehicles, machinery and furniture; (viii) fixtures; (ix) letter of credit rights; (x) general intangibles, of every kind and description, including payment intangibles, software, computer information, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, contracts, licenses, license agreements, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xi) all supporting obligations of all of the foregoing property; (xii) all property of any Borrower now or hereafter in the Bank’s possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xiii) all cash and cash equivalents thereof; and (xiv) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof (collectively, the “Collateral”).

(b)     Notwithstanding the foregoing, the Bank and the Borrowers acknowledge and agree that the Bank’s lien upon and security interest in portions of the Collateral provided by Garden City shall be subordinate to the prior security interest therein granted by Garden City to AVFUEL Corporation, as evidenced by Financing Statement No. 6662779 filed with the Kansas Department of State on January 14, 2010 (the “Permitted Encumbrance”).

(c)     The above-described security interests shall be granted by the appropriate Security Agreement executed and delivered by the Borrowers to the Bank contemporaneously herewith setting forth the Bank’s rights and remedies with respect thereto, and shall be duly perfected, to the extent necessary, by filing under the provisions of the Uniform Commercial Code (the “Code”) in effect in the state of each Borrower’s respective jurisdiction, and by such other action as is required under the Code and other applicable laws.

7.     Payments, Prepayments and Late Charges.

(a)     All payments on the Loans shall be made in immediately available funds at the office of the Bank specified in the introduction portion of this Loan Agreement or at any other place that the Bank may from time to time designate by written notice to the Borrowers.

(b)  The Bank shall be entitled to impose a service charge on any installment of interest or principal and interest not paid within fifteen (15) days after the same becomes due and payable equal to the lesser of five percent (5%) of the amount of such installment, or $100.00.

(c)   The Borrowers shall have the right to prepay the entire amount of any Loan at any time, and may make partial prepayments on account of principal from time to time on any Loan, provided that (i) partial prepayments shall be applied in inverse order of maturities; (ii) such payment shall not be deemed to postpone the due date of any installment of interest or principal and interest on such Loan, or extend the term or maturity date of such Loan; (iii) all accrued but unpaid interest and other charges due with respect to such Loan are paid in full as of the date of such prepayment; and (iv) at the time of any partial or full prepayment of the Term Loan or the Acquisition Line of Credit, the Borrowers, as a portion of the bargained for consideration for the Bank providing such Loan, shall pay to the Bank, such amounts, including any “Break Funding Indemnification” payments as may be due under Section 7 of the Convertible Line of Credit Note or section 6 of the Term Note.

8.     Representations and Warranties. To induce the Bank to provide the financing described in this Loan Agreement, the Borrowers each hereby represents and warrants to the Bank, and covenant and agree with the Bank, that:

(a)     Saker is a corporation duly organized, in good standing and validly existing under the laws of the State of Nevada; Wilkes-Barre is a corporation duly organized, in good standing and validly existing under the laws of the Commonwealth of Pennsylvania; Garden City is a corporation duly organized, in good standing and validly existing under the laws of the State of Kansas; and FirstFlight is a limited liability company duly organized, in good standing and validly existing under the laws of the State of New York;

(b)     each Borrower maintains its principal office at 101 Hangar Road, Avoca, Pennsylvania 18641, and all of its books and records of each Borrower are kept at such office;

(c)     the respective registered offices or offices for service of process of the Borrowers are as follows:

(i) Saker’s registered office is located c/o Sierra Corporate Services – Reno, 100 West Liberty Street, 10th Floor, Reno, Nevada 89501;

(ii) Wilkes-Barre’s registered office is c/o Corporation Service Company, 2595 Interstate Dr., #103, Harrisburg, Pennsylvania 17110;

(iii) Garden City’s registered office is c/o Search Network, Ltd., 700 SW Jackson, Suite 100, Topeka, Kansas 66603; and

(iv) the address to which the New York Secretary of State shall forward copies of process accepted on behalf of FirstFlight is 101 Hangar Road, Avoca, Pennsylvania 18641;

(d)     each Borrower is duly registered or otherwise qualified in all jurisdictions where failure to so register or qualify would have a material adverse effect on (i) the financial condition of such Borrower or its ability to repay the Obligations, (ii) the operation of the Business or (iii) the Collateral or the Bank’s security interest in the Collateral;

(e)   each Borrower has the power and authority to own their respective portions of the Collateral and their other assets and to operate the Business as now being conducted;

(f)     each Borrower holds all franchises, licenses, permits, and other authorizations of every nature and kind required for the ownership of their respective portions of the Collateral, their other assets and the operation of the Business, all of which are now in full force and effect;

(g)     Saker is a publically-held corporation;

(h)     Saker holds one hundred percent (100%) of the issued and outstanding common stock of Wilkes-Barre and Garden City, respectively, and one hundred percent (100%) of the issued and outstanding membership units in FirstFlight;

(i)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by Saker and Saker’s compliance with the respective covenants, terms, and conditions thereof, will not violate any of the provisions of its Articles of Incorporation or Bylaws or any statute or regulation, or any order, decree, or decision of any court or governmental agency binding upon Saker, or conflict with or result in a breach of any of the covenants, terms, and conditions of any agreement or instrument to which Saker is a party or by which it is bound or to which it is subject, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature or kind upon any of its assets pursuant to the terms of any such agreement or instrument;

(j)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by Saker and Saker’s compliance with all the covenants, terms and conditions thereof, has been duly authorized by proper action of Saker, in conformity with its Articles of Incorporation and Bylaws; this Loan Agreement and the Loan Documents have been duly executed and delivered by its duly authorized officers, and constitute legal, valid and binding obligations of Saker, enforceable in accordance with their respective terms;

(k)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by Wilkes-Barre and Wilkes-Barre’s compliance with the respective covenants, terms, and conditions thereof, will not violate any of the provisions of its Articles of Incorporation or Bylaws or any statute or regulation, or any order, decree, or decision of any court or governmental agency binding upon Wilkes-Barre, or conflict with or result in a breach of any of the covenants, terms, and conditions of any agreement or instrument to which Wilkes-Barre is a party or by which it is bound or to which it is subject, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature or kind upon any of its assets pursuant to the terms of any such agreement or instrument;

(l)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by Wilkes-Barre and Wilkes-Barre’s compliance with all the covenants, terms and conditions thereof, has been duly authorized by proper action of Wilkes-Barre, in conformity with its Articles of Incorporation and Bylaws; this Loan Agreement and the Loan Documents have been duly executed and delivered by its duly authorized officers, and constitute legal, valid and binding obligations of Wilkes-Barre, enforceable in accordance with their respective terms;

(m)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by Garden City and Garden City’s compliance with the respective covenants, terms, and conditions thereof, will not violate any of the provisions of its Articles of Incorporation or Bylaws or any statute or regulation, or any order, decree, or decision of any court or governmental agency binding upon Saker, or conflict with or result in a breach of any of the covenants, terms, and conditions of any agreement or instrument to which Garden City is a party or by which it is bound or to which it is subject, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature or kind upon any of its assets pursuant to the terms of any such agreement or instrument;

(n)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by Garden City and Garden City’s compliance with all the covenants, terms and conditions thereof, has been duly authorized by proper action of Garden City, in conformity with its Articles of Incorporation and Bylaws; this Loan Agreement and the Loan Documents have been duly executed and delivered by its duly authorized officers, and constitute legal, valid and binding obligations of Garden City, enforceable in accordance with their respective terms;

(o)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by FirstFlight and FirstFlight’s compliance with the respective covenants, terms, and conditions thereof, will not violate any of the provisions of its Operating Agreement or any statute or regulation, or any order, decree, or decision of any court or governmental agency binding upon FirstFlight, or conflict with or result in a breach of any of the covenants, terms, and conditions of any agreement or instrument to which FirstFlight is a party or by which it is bound or to which it is subject, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature or kind upon any of its assets pursuant to the terms of any such agreement or instrument;

(p)     the execution and delivery of this Loan Agreement and the other Loan Documents executed by FirstFlight and its compliance with all the covenants, terms and conditions thereof, has been duly authorized by proper action of FirstFlight, in conformity with its Operating Agreement; this Loan Agreement and the Loan Documents have been duly executed and delivered by its duly authorized Members, and constitute legal, valid and binding obligations of FirstFlight, enforceable in accordance with their respective terms;

(q)     the Borrowers have each, as required, filed in a timely manner all federal, state, and local tax returns, and have paid all taxes shown to be due thereon unless the validity thereof is being contested in good faith by appropriate proceedings diligently conducted and such liability is covered by adequate reserves in accordance with GAAP;

(r)     the financial statements for the Fiscal Year ended December 31, 2012, set forth on Saker’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (“SEC”) for such Fiscal Year were prepared in accordance with GAAP consistently applied, and fairly and accurately reflect the financial condition of the Borrowers (as a consolidated group) as of the date thereof. No liability, whether direct, contingent or otherwise is omitted from such financial statements, and there has been no material adverse change in the financial condition of any Borrower since such date;

(s)     each Borrower holds good title to its respective portions of the Collateral, free and clear of all liens and encumbrances, except in favor of the Bank as provided in this Loan Agreement or with respect to the Permitted Encumbrance;

(t)    each lease or other similar agreement to which any Borrower is a party as tenant or operator thereunder, as identified on Exhibit C to this Loan Agreement (collectively, the “Leases”), is in full force and effect, constitutes legal and binding obligations of such Borrower, and, to the best of such Borrower’s knowledge, constitutes legal and binding obligations of each landlord or lessor thereunder;

(u)    each Lease is valid and enforceable in accordance with its respective terms and no event of default, or any event which with the passage of time or the giving of notice, or both, would become an event of default, has occurred and is continuing under any Lease;

(v)     that certain “Membership Unit Redemption Agreement” dated as of August 29, 2011 (the “Redemption Agreement”), between FirstFlight and Empire Aviation, LLC (“Empire”) constitutes a legal and binding obligation of FirstFlight, and, to the best of FirstFlight’s knowledge, constitutes a legal and binding obligation of Empire, is valid and enforceable in accordance with its respective terms, and, no event of default, or any event which with the passage of time or the giving of notice, or both, would become an event of default, has occurred and is continuing thereunder;

(w)    to the best of the Borrowers’ knowledge, the development, use and occupancy of each property leased by a Borrower conform in all material respects with all applicable subdivision, zoning and related state and local laws, regulations and ordinances with respect thereto, including, without limitation, all material provisions of the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., as amended from time to time, and all required permits and approvals concerning the development, use and occupancy of each property leased by a Borrower have been obtained and are valid and in full force and effect;

(x)   each document or instrument executed and delivered by a Borrower in connection with the Permitted Encumbrance is in full force and effect, constitutes a legal and binding obligation of such Borrower, is valid and enforceable in accordance with its terms, and, no event of default, or any event which with the passage of time or the giving of notice, or both, would become an event of default, has occurred and is continuing under any such document or instrument or otherwise with respect to the Permitted Encumbrance;

(y)     each Borrower is in material compliance with all of its respective covenants, obligations, and agreements under each document or instrument relating to any material asset owned by it, and, no event of default, or any event which with the passage of time or the giving of notice, or both, would become an event of default, has occurred and is continuing under any such document or instrument;

(z)    there is no litigation or governmental proceeding pending or (to the knowledge of any Borrower) threatened against or affecting any Borrower, their respective assets, the Collateral or the operation of the Business which, if adversely determined, would have a material adverse effect on the financial condition of such Borrower, the operation of the Business, or any Collateral, or materially affect the ability of any Borrower to perform their obligations under this Loan Agreement, or the other Loan Documents;

(aa)     no authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or other entity is required as a condition precedent to the execution and delivery by any Borrower of this Loan Agreement, or any of the other Loan Documents, and the performance by any Borrower of all of their obligations under the same;

(bb)     no Borrower sponsors or contributes to any “employee benefit pension plan” within the meaning of Section 303(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is subject to Title IV of EROSA or Section 412 of the Internal Revenue Code of 1986, as amended (the “IRS Code”); and the execution and delivery of this Loan Agreement, or the other Loan Documents, will not involve any non-exempt “prohibited transaction” within the meaning of ERISA or Section 4975 of the IRS Code;

(cc)     no material “prohibited transaction” (as described in Section 406 of ERISA and not otherwise exempt) or “reportable event” (as described in Section 4043 of ERISA and the regulations thereunder) has occurred with respect to any “employee benefit plan” established or maintained by any Borrower;

(dd)     no Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock;

(ee)     there is no material fact that any Borrower has not disclosed to the Bank which could have a material adverse effect on any Collateral, the Business, or the financial condition of any Borrower. Neither the financial statements referenced in Section 8(r) hereof, nor any certificate or statement delivered herewith or heretofore by any Borrower in connection with the negotiations of this Loan Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading;

(ff)     each Borrower has adopted for all purposes a Fiscal Year ending on December 31; and

(gg)     each Borrower is, and after consummation of the transactions evidenced by this Loan Agreement and after giving effect to all Obligations incurred, and the liens created in connection herewith, will be, solvent.

9.     Conditions Precedent. The obligation of the Bank to extend the Loans to the Borrowers and to complete Closing is expressly conditioned upon the Bank being provided with the following documents in form and substance acceptable to the Bank on or before Closing, or within the time specified in Exhibit A to this Loan Agreement:

(a)     Loan Documents. This Loan Agreement, the Notes and all other Loan Documents identified in this Loan Agreement or in the Closing Agenda;

(b)     General Insurance. Policies of Fire, Casualty, and Liability Insurance, Flood Insurance and Business Interruption Insurance, as required by the Bank, with regard to the Collateral and the Business, with such coverages as are usually maintained by similar businesses, in such amounts and issued by such insurance carriers as may be acceptable to the Bank, wherein the interests of the Bank and the Borrowers are insured, as their respective interests may appear, and the said policies to name the Bank as lender loss payee and additional insured under the equivalent of a Pennsylvania standard clause. All policies shall provide that no cancellation or termination shall be effective without at least thirty (30) days prior written notice to the Bank;

(c)     Legal Opinion. An opinion of counsel for the Borrowers from counsel and in scope and form acceptable to the Bank;

(d)     Organization Documents of Saker. Delivery of an Officer’s Certificate on behalf of Saker with attached thereto (i) a copy of Saker’s Articles of Incorporation filed with the State of Nevada, and all amendments thereto (ii) a copy of Saker’s By-laws; (iii) a Good Standing Certificate for Saker issued by the State of Nevada and dated within thirty (30) days of Closing, (iv) an original Corporate Resolution authorizing the actions contemplated by this Loan Agreement, and (v) an Incumbency Certificate;

(e)     Organization Documents of Wilkes-Barre. Delivery of an Officer’s Certificate on behalf of Wilkes-Barre with attached thereto (i) a copy of Wilkes-Barre’s Articles of Incorporation filed with the Commonwealth of Pennsylvania, and all amendments thereto (ii) a copy of Wilkes-Barre’s By-laws; (iii) a Good Standing Certificate for Wilkes-Barre issued by the Commonwealth of Pennsylvania and dated within thirty (30) days of Closing, (v) a copy of the Wilkes-Barre’s Application filed with the Commonwealth of Pennsylvania for registration of the Fictitious Name “Saker Aviation Services”, (v) the Written Consent of the sole Director of Wilkes-Barre authorizing the actions contemplated by this Loan Agreement, and (vi) an Incumbency Certificate;

(f)     Organization Documents of Garden City. Delivery of an Officer’s Certificate on behalf of Garden City with attached thereto (i) a copy of Garden City’s Articles of Incorporation filed with the State of Kansas, and all amendments thereto (ii) a copy of Garden City’s By-laws; (iii) a Good Standing Certificate for Garden City issued by the State of Kansas and dated within thirty (30) days of Closing, (iv) the Written Consent of the sole Director of Garden City authorizing the actions contemplated by this Loan Agreement, and (v) an Incumbency Certificate;

(g)     Organizational Documents of FirstFlight. Delivery of a Member’s Certificate on behalf of FirstFlight with attached thereto (i) a copy of FirstFlight’s Articles of Organization filed with the State of New York, and all amendments thereto (ii) a copy of FirstFlight’s Operating Agreement; (iii) a Good Standing Certificate for FirstFlight issued by the State of New York and dated within thirty (30) days of Closing, (iv) the Written Consent of the Sole Member of FirstFlight authorizing the actions contemplated by this Loan Agreement, and (v) an Incumbency Certificate;

(h)     Leases. A copy of each Lease with all amendments thereto and/or assignments thereof;

(i)     Redemption Agreement. An executed copy of the Redemption Agreement;

(j)   Payoff Letter and Authorization. A payoff letter from Bank of America with respect to each loan at Bank of America being paid-off with the proceeds of the Loans, and the written authorization from Bank of America to terminate all UCC Financing Statements in its favor with respect to the Collateral;

(k)  UCC Financing Statement Amendments. Evidence of delivery for filing of UCC Amendments (Terminations) of all UCC Financing Statements in favor of Bank of America or Birch Hill Capital LLC terminating their respective liens upon portions of the Collateral;

(l) Closing Certificate. A Certificate executed and delivered by Saker certifying as to the accuracy of the Borrowers’ representations and warranties set forth in this Loan Agreement, the compliance with all affirmative, negative and financial covenants set forth in this Loan Agreement and the absence of any Event of Default, as defined in this Loan Agreement, or any event which with the giving of notice or the passage of time, or both, would become an Event of Default;

(m) Disbursement Authorization. An Authorization from the Borrowers as to the disbursement at Closing of the proceeds of the Term Loan and proceeds, if any, of the Line of Credit; and

(n) Fees and Expenses. Payment by the Borrowers of all fees required under this Loan Agreement, including, without limitation, all fees costs required to be paid in connection with the items to be furnished by the Borrowers under this Section 9 and all reasonable fees and expenses of the Bank’s counsel, as provided in Section 17 of this Loan Agreement.

10.     Affirmative Covenants. The Borrowers each covenant and agree with the Bank that so long as any portion of the Obligations remains outstanding and unpaid:

(a)     the Borrowers will pay promptly when due all interest and all installments of principal and interest at the times and in the manner specified in the Notes;

(b)     the Borrowers will pay promptly when due all other sums of every nature and kind comprising part of the Obligations in the manner and at the times required by this Loan Agreement and the Loan Documents;

(c)     the Borrowers will each keep, perform, and comply with all other covenants, terms, and conditions of this Loan Agreement and the Loan Documents;

(d)     each Borrower will maintain its corporate or limited liability company status and all franchises, licenses, permits, registrations and other authorizations required for the ownership of their respective portions of the Collateral and their other assets and the operation of the Business in full force and effect, and continuously operate the Business in material compliance with the same and in material compliance with all statutes, ordinances and regulations applicable to such operations, including, without limitation, those of the SEC, the Federal Aviation Administration and the Transportation Safety Administration;

(e)     the Borrowers will each act prudently and in accordance with customary industry standards in managing or operating their respective portions of the Collateral and their other assets and the Business, keep in good working order and condition, ordinary wear and tear excepted, the Collateral and all of their respective assets and properties which are necessary to the operation of the Business, make all repairs, replacements, and renewals necessary for the proper maintenance and operation of the same, and permit authorized representatives of the Bank to inspect the same at reasonable times;

(f)     the Borrowers will maintain the insurance required under Section 9(b) of this Loan Agreement;

(g)     the Borrowers will pay promptly when due all real estate taxes, sewer rentals, and other municipal assessments, rentals, and charges of every nature and kind at any time, if any, that they are obligated to pay under the Leases, or which are otherwise imposed upon their respective portions of the Collateral and their other assets, and all taxes levied and imposed on the operation of the Business, as well as all debts, obligations and claims of every nature and kind which, if unpaid, might or could become a lien or charge upon the Collateral or their other assets, unless the validity thereof is being contested in good faith by appropriate proceedings diligently conducted to the satisfaction of the Bank and such liability is covered by reserves in accordance with GAAP;

(h)   the Borrowers shall furnish the Bank within one hundred twenty (120) days after the end of each Fiscal Year with either (i) a copy of Saker’s Annual Report on Form 10-K filed with the SEC for such Fiscal Year, or (ii) their annual consolidated financial statements for such Fiscal Year. Such financial statements shall be audited by Certified Public Accountants acceptable to the Bank in accordance with GAAP applied on a consistent basis, and shall contain, at a minimum, a balance sheet, an income statement, and a statement of cash flows;

(i)     the Borrowers shall furnish the Bank within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year with either (i) a copy of Saker’s Quarterly Report on Form 10-Q filed with the SEC for such Fiscal Quarter, or (ii) their management prepared quarterly consolidated financial statements, which financial statements shall contain, at a minimum, a balance sheet, an income statement, and a statement of cash flows;

(j)     the Borrowers shall deliver to the Bank, with the annual financial statements referenced in subsection (h), above, and with each of the quarterly financial statements referenced in subsection (i), above, a certificate (the “Compliance Certificate”) as to compliance with the financial covenants set forth in Section 12 of this Loan Agreement and as to the absence of any Event of Default under this Loan Agreement and the other Loan Documents (or, if such non-compliance or Event of Default exists, the precise nature thereof and the corrective measures to be taken to cure such non-compliance or Default, it being understood and agreed that the delivery of the Compliance Certificate shall not limit, delay or otherwise affect the Bank’s rights and remedies under this Loan Agreement and the other Loan Documents as the result of such non-compliance or Default);

(k)     the Borrowers shall each furnish all additional information with respect to their respective financial conditions, the Business, and portions of the Collateral, that the Bank may from time to time reasonably request, and, in the event such information is not provided to the Bank, or if an Event of Default, as hereinafter defined, has occurred and is continuing, each Borrower hereby authorizes the Bank and any of its agents, to call at their place of business at intervals to be determined by the Bank during regular business hours and after reasonable notice, and without hindrance or delay, to allow the Bank to inspect, audit, check and make extracts and copies from any books, records, journals, orders, receipts, computer tapes, computer disks, computer printouts, and correspondence which relate to the Collateral, the Business, and the general financial condition of each Borrower. Such actions by the Bank shall occur at such times and be conducted in such manner as to not cause any undue burden to the Borrowers, or any undue disruption of the Business. In addition, in the event such information is not provided or if an Event of Default, as hereinafter defined, has occurred and is continuing, each Borrower hereby authorizes all duly constituted federal, state and municipal authorities to furnish to the Bank copies of audit reports of the Borrowers made by any of them, and authorizes any banking institution, account debtor or any third party with whom any Borrower has a contractual relationship pertaining to their financial condition, the Collateral, the Business, or the Loan Documents, to furnish the Bank copies of such contract and any related writings, provided, however, that the Bank agrees to keep such information confidential and to use the same only for the purpose of monitoring compliance with the provisions of this Loan Agreement or enforcing the Bank’s rights hereunder;

(l)      each Borrower shall pay promptly when due all principal and interest and all other sums of every nature and kind with respect to any and all loans or lines of credit extended to it by the Bank subsequent to the date of this Loan Agreement (collectively, the “Subsequent Indebtedness”);

(m)     the Borrowers shall promptly give written notice to the Bank of any damage to any Collateral in excess of $100,000.00, as well as written notice of the revocation or termination of any of the franchises, licenses, permits or other authorizations required for the ownership or operation of the Business, or any other event, including litigation or other proceedings commenced or threatened, which might or could have a material adverse effect on the financial condition of any Borrower or on the operation of the Business, including any event which, after the passage of time or the giving of notice or both, would constitute an Event of Default under this Loan Agreement, or the other Loan Documents;

(n)     Garden City shall perform in a timely manner all of its covenants, obligations, and agreements with respect to the Permitted Encumbrance;

(o)     each Borrower shall perform in a timely manner all of its covenants, obligations, and agreements and under each mortgage, deed of trust, or other encumbrance or agreement relating to any asset owned by it when non-compliance would have a material adverse effect upon the Business, its financial condition, or its ability to repay the Obligations;

(p)     each Borrower shall perform in a timely manner all of its covenants, agreements and obligations with respect to each Lease to which it is a party, shall provide the Bank with a copy of any notice of default sent or received under any Lease upon receipt thereof by it, and shall provide the Bank with notice of the termination of any Lease;

(q)     within twenty-one (21) days following the date of this Loan Agreement, the Borrowers shall maintain all of their primary deposit accounts with respect to the Business with the Bank;

(r)     within sixty (60) days following the date of this Loan Agreement, the Borrowers shall deliver to the Bank, substantially in the form of the applicable Exhibit  D-1, D-2 or D-3 attached hereto, a Landlord’s Waiver from the respective landlord or lessor under each Lease;

(s)     within sixty (60) days following the date of this Loan Agreement, the Borrowers shall deliver to the Bank, substantially in the form of the applicable Exhibit  E-1, E-2 or E-3 attached hereto, an Estoppel Certificate from the respective landlord or lessor under each Lease;

(t)    Wilkes-Barre shall exercise, on a timely basis, its option to extend the term of the Lease to which it is a party for a period of five (5) years, commencing as of September 1, 2013, in accordance with the terms thereof;

(u)     within sixty (60) days following the date of this Loan Agreement, Saker shall exercise its option to extend for a period of two years the employment agreement with Ronald J. Ricciardi (“Ricciardi”) to serve as its President or Chief Executive Officer;

(v)     the Borrowers shall make prompt payment of all contributions required under any employee benefit plan to meet the minimum funding requirements of ERISA, furnish the Bank, upon request, with a copy of the most recently filed annual report filed by any Borrower under ERISA for any plan required to file such a report, and furnish to the Bank, within ten (10) days after receipt, or ten (10) days prior to filing, as the case may be, any notice with respect to a “reportable event”, or a “prohibited transaction” as defined in ERISA which could result in a materially adverse effect, a notice of intent to terminate any employee benefit plan, or the imposition (or threatened imposition) of withdrawal liability under Section 4201 of ERISA.

11.     Negative Covenants. The Borrowers each covenant and agree with the Bank that so long as any portion of the Obligations remains outstanding and unpaid:

(a)     the Borrowers shall not sell, lease, or otherwise transfer or dispose of any of the Collateral and shall not mortgage, pledge or otherwise encumber any Collateral, or allow any lien, security interest, mortgage, pledge or other form of encumbrance to attach to the same, except (i) in the ordinary course of business, or (ii) with respect to the Permitted Encumbrance;

(b)     the Borrowers shall not borrow additional money from any other source except the Bank or incur any additional indebtedness, except (i) trade debt incurred in the ordinary course of business, and (ii) capital lease obligations mot to exceed $100,000.00 in the aggregate in any Fiscal Year;

(c)     the Borrowers shall not guarantee or assume, either directly or indirectly, any additional indebtedness or liability of others, except trade debt incurred in the ordinary course of business;

(d)    the Borrowers shall not extend any loan or other credit to any other person or entity, except in the ordinary course of business;

(e)   the Borrowers shall not merge or consolidate with any other entity, or create any form of subsidiary, or acquire any other entity, except in connection with any Permitted Acquisition;

(f)     Saker shall not change its corporate status, shall not change the current corporate or limited liability company status of Wilkes-Barre, Garden City or FirstFlight, and shall not issue any additional capital stock or membership interests in, or transfer any capital stock or membership interests of, Wilkes-Barre, Garden City or FirstFlight;

(g)     the Borrowers shall not change their principal office, their Fiscal Year, or their method of accounting, except as may be required under GAAP;

(h)     the Borrowers shall not make any material change in the nature of the Business or engage in any other business activities which are not reasonably related to the Business; and

(i)     the Borrowers shall not allow any “employee benefit plan” they created or are maintaining to fail to be in substantial compliance with ERISA or the IRS Code, and in the event the Borrowers ever maintain an “employee pension benefit plan” that is subject to Title IV of ERISA or Section 412 of the IRS Code, shall not fail to make any required contribution to such plan.

All requests for the Bank’s prior consent to modifications or waivers of the foregoing covenants shall be submitted to the Bank in writing, unless that requirement is waived by the Bank. The Bank agrees that a consent to any modification or waiver so requested will not arbitrarily or unreasonably be withheld, but the Bank shall nevertheless be entitled to withhold consent in any instance when the Bank is satisfied, or reasonably believes, that the modification or change so requested, if consent were granted, would have a material adverse effect on the ability of the Borrowers to repay the Obligations, or its ability to perform their obligations under this Loan Agreement, or adversely affect the Bank’s security for the Obligations, and in no event shall the Bank become liable to the Borrowers for any direct or consequential damages claimed by reason of the Bank’s withholding of consent.

12.     Financial Covenants. The Borrowers hereby acknowledge that the Bank has agreed to provide financing under this Loan Agreement on the express understanding that the Business will continue to be operated in compliance with the financial standards set forth in this Section 12 and the Borrowers accordingly covenants and agrees with the Bank that during each Fiscal Year that the Obligations remain outstanding and unpaid, the Borrowers, shall in accordance with the Bank's calculations, comply with the following:

(a)     The Borrowers will maintain, on a combined basis, a “Leverage Ratio”, determined by dividing Funded Debt by EBITDA, of no greater than 2.25 to 1.00 for the Fiscal Quarter ending June 30, 2013, and for each Fiscal Quarter thereafter, which Ratio shall be measured on a rolling four quarter basis; and

(b)     The Borrowers will maintain, on a combined basis, a “Fixed Charge Coverage Ratio” of no less than 1.10 to 1.00, beginning with the Fiscal Quarter ending June 30, 2013, and for each Fiscal Quarter thereafter, which Ratio shall be measured on a rolling four quarter basis.

For purposes of this Section 12, the following terms shall have the following meanings:

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one (1) year, as shown on the Borrowers’ financial statements as of one (1) year prior to the date of determination (including, but not limited to, (i) amortization of capitalized lease obligations, and (ii) payments due under the Redemption Agreement).

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization plus non-cash expenses.

“Fixed Charge Coverage Ratio” means (i) EBITDA divided by (ii) the sum of Current Maturities plus interest expense plus cash taxes paid, plus dividends and distributions plus Unfunded Capital Expenditures, measured on a rolling four (4) quarter basis.

“Funded Debt” means all indebtedness for borrowed money, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guarantees of any such indebtedness.

“Unfunded Capital Expenditures” means capital expenditures made from the Borrowers’ funds other than funds borrowed as term debt to finance such capital expenditures.

All other terms used in this Section 12 that are not specifically defined herein shall have the meanings commonly ascribed to them under GAAP, and all financial computations required under this Section 12 shall be made in conformity with GAAP, consistently applied, as calculated by the Bank.

13.     Events of Default. An Event of Default under this Loan Agreement shall be deemed to have occurred if an event of default has occurred under any other Loan Document or if any of the following events occur:

(a)     the Borrowers fail to pay any interest or any installment principal and interest on any Loan when due;

(b)   the Borrowers fail to pay any other sum required to be paid under any Note, the other Loan Documents, or this Loan Agreement when due;

(c)     any Borrower fails to keep, perform, and comply with any other covenants, terms, and conditions of this Loan Agreement or the Loan Documents, and such failure is not remedied within thirty (30) days after the date of written notice from the Bank, specifying the nature of the failure or non-compliance;

(d)     any Borrower suffers a material adverse change in its financial condition to the extent that, in the reasonable business judgment of the Bank, the Bank’s risk with respect to collection of the Obligations is materially increased;

(e)     any Borrower becomes insolvent, or files any petition for relief under the Bankruptcy Code, or is named in any involuntary petition seeking such relief, and the same is not discharged or terminated within sixty (60) days of such involuntary filing, or makes any assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its or their properties and assets, or applies for or consents to or suffers the appointment of a receiver or Trustee;

(f)     any Borrower makes any representation or warranty, or furnishes or causes to be furnished any certificate, financial statement, or opinion required by the provisions of this Loan Agreement that is false or misleading in any material respect as of the time made or furnished;

(g)     any Borrower allows any final judgment or order which is unappealed for the payment of money in excess of $100,000.00 which is not covered by the appropriate insurance without a reservation of rights, to be entered against it, and either (i) enforcement proceedings are commenced by any creditor under any said judgment or order, or (ii) said judgment remains unstayed for a period of forty-five (45) days;

(h)     an event of default occurs, after the expiration of any applicable notice and cure period, with respect to any obligation in excess of $100,000.00, whether for borrowed money, or otherwise, of any Borrower to the Bank or to any other creditor, and the Bank or such creditor initiates execution proceedings with respect to such judgment, or otherwise takes any action to attach, seize or otherwise levy upon any assets of such Borrower, and such action is not terminated or resolved to the satisfaction of the Bank within twenty (20) days;

(i)     an event of default occurs, after the expiration of any applicable notice and cure period, with respect to any Subsequent Indebtedness incurred by any Borrower;

(j)     an event of default occurs, after the expiration of any applicable notice and cure period, with respect to the Permitted Encumbrance;

(k)     an event of default occurs, after the expiration of any applicable notice and cure period, under any Lease as a result of the action or inaction of any Borrower;

(l)     Ricciardi dies, or Saker fails to extend his employment agreement in accordance with Section 10(u) of this Loan Agreement, or, following such extension, Ricciardi thereafter, for any reason, no longer serves as the President or Chief Executive Officer of Saker, and is not replaced with an individual reasonably acceptable to the Bank within ten (10) days of such event; or

(m)     the Borrowers fail to provide the documentation, or otherwise fails to comply with the requirements, set forth in Exhibit A.

14.     Remedies; Cross-Default Provision; Default Rate. If an Event of Default as defined in Section 13 of this Loan Agreement shall occur, the Bank shall be entitled, without further notice to the Borrowers, to declare the Obligations immediately due and payable, and to demand payment of the Notes, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and shall thereupon terminate the right of the Borrowers’ to obtain any further advances under the Line of Credit of the Acquisition Line of Credit. The Bank shall thereupon be entitled to exercise, separately or concurrently, all rights and remedies under the Notes, and the other Loan Documents, or otherwise available to the Bank at law or in Equity, to enforce collection of the obligations, including, without limitation, the Bank’s right of setoff against any and all funds of the Borrower on deposit with the Bank. The foregoing rights and remedies of the Bank are cumulative and not exclusive of any rights and remedies which the Bank might otherwise have at law or in Equity or by virtue of any statute or rule of procedure.

In addition to the other Events of Default set forth in Section 13 of this Loan Agreement, it is expressly agreed and understood that the occurrence of an Event of Default with respect to any Loan, any Subsequent Indebtedness or any other obligation of any Borrower to the Bank whether as borrower or guarantor (collectively, the “Additional Obligations”), will constitute an Event of Default with respect to each Loan, all Subsequent Indebtedness and all such Additional Obligations.

In addition, it is hereby expressly agreed and understood that upon the occurrence of an Event of Default, as provided in this Section 14 and in Section 13, above, interest on the outstanding principal amount of each Loan shall accrue, without further notice from the Bank at the rate equal to three percent (3.00%) above the interest rate then in effect under this Loan Agreement and the Note evidencing such Loan.

15.     Cross-Collateral Provision. It is hereby expressly agreed and understood that the Collateral identified in this Loan Agreement, or in any Loan Document previously or hereinafter delivered to the Bank in connection with any Loan, secures such Loan and all other letters of credit, loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc. of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing or any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any amendments, extensions, renewals or increases and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses.

16.     Exercise of Rights. No delay or failure of the Bank in exercising any right or remedy under this Loan Agreement shall be deemed a waiver of such right or remedy, or affect or impair the future exercise of such right or remedy, and no modification or waiver by the Bank of any covenant or condition of this Loan Agreement, or waiver of the Bank of any default hereunder, shall be effective for any purpose unless contained in a writing signed by the Bank and then only to the extent specifically set forth in such writing.

17.     Payment of Expenses. The Borrowers jointly and severally agree to pay all reasonable fees and expenses of the Bank’s counsel, and all other expenses incurred by the Bank in connection with any future modification or amendment to this Loan Agreement or the Loan Documents, or any future enforcement of the rights and remedies of the Bank under this Loan Agreement and the Loan Documents, including, without limitation, all such costs and expenses incurred in connection in any Bankruptcy proceeding initiate by or against any Borrower.

18.     Notice and Demands. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the Bank and the Borrowers may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to addresses for the Bank and the Borrowers as set forth above or to such other address as either may give to the other for such purpose in accordance with this Section 18.

19.     Consent to Jurisdiction. Each Borrower hereby irrevocably consents to the jurisdiction of the Court of Common Pleas of Lackawanna County, Pennsylvania or the United States District Court for the Middle District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking, and irrevocably agrees to service of process by Certified Mail, Return Receipt Requested to the address of such Borrower, set forth herein. Each Borrower hereby waives and shall not interpose any objections of forum non conveniens, or to venue and waives any right to remove any proceeding commenced in a state court to a federal court, and consent to any and all relief ordered by such court.

20.     Indemnification. Each Borrower hereby agrees to jointly and severally indemnify the Bank (and its directors, officers, employees, attorneys, agents and controlling persons) against any and all claims, losses, damages, liabilities, costs and expenses (or actions in respect thereof) (including, without limitation fees and expenses of counsel and expert witnesses) which may be incurred by any of them in connection with any investigation, litigation or other proceeding arising in connection with the Loan Agreement, the use or the proposed use of proceeds of the Loans, other than for their own gross negligence or willful misconduct. The Borrowers’ obligations hereunder shall be in addition to any other liability it may otherwise have and shall survive the repayment of the Obligations.

21.     Severability. The invalidity of any one or more Sections of this Loan Agreement, or any portion thereof, shall not be deemed to affect or impair the validity and enforceability of the remainder.

22.     Assignments; Binding Effect. All covenants, terms and provisions of this Loan Agreement shall extend to and bind the respective successors and assigns of the Borrowers and shall inure to the benefit of the successors and assigns of the Bank, provided that no Borrower shall have the right to assign this Loan Agreement or any rights hereunder to any other person or entity. Except to the extent otherwise required by the context of this Loan Agreement, the word “Bank” where used in this Loan Agreement means and includes any holder of any Note originally issued to the Bank, and the holder of any Note shall be bound by and have the benefits of this Loan Agreement in the same manner as if such holder had been a signatory hereto.

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23.     Interpretation. This Loan Agreement shall constitute a contract under the laws of the Commonwealth of Pennsylvania and shall for all purposes be construed in accordance with such laws. The headings of Sections in this Loan Agreement are for convenience of reference only, and shall not enlarge or restrict the rights of the parties hereto.

24.     No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any Borrower or any other person or entity as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loans.

25.     WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWERS AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Each Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.
In Witness Whereof, the undersigned have executed this Loan Agreement as of the day and year first above written, intending to be legally bound.

WITNESS:	PNC BANK, NATIONAL ASSOCIATION

By

Title: Vice President

WITNESS:	SAKER AVIATION SERVICES

By

Title: President and Chief
Executive Officer

WITNESS:	FBO AIR-WILKES-BARRE, INC.

By

Title: President

WITNESS:	FBO AIR-GARDEN CITY, INC.

By

Title: President

[Signatures Continued on Next Page]

[Signatures Continued]

WITNESS:		FIRSTFLIGHT HELIPORTS, LLC, by its sole Member, SAKER AVIATION SERVICES, INC.
By

Title: Managing Member

36